Exhibit 99.1

FOR IMMEDIATE RELEASE

     CHARLES RIVER LABORATORIES TO OFFER
$300 MILLION CONVERTIBLE SENIOR NOTES;
COMPANY INTENDS TO REPURCHASE APPROXIMATELY
$125 MILLION OF COMMON STOCK

WILMINGTON, MA, June 5, 2006 (Businesswire) — Charles River Laboratories International, Inc. (NYSE: CRL), today announced its intention to offer, subject to market and other conditions, $300 million principal amount of Convertible Senior Notes due 2013 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In certain circumstances, the notes may be convertible into cash up to the principal amount and any conversion value above the principal amount may be convertible into cash, shares of Charles River common stock or a combination of cash and Charles River common stock, at Charles River’s option. The interest rate, conversion price and other terms of the notes will be determined by negotiations between Charles River and the initial purchasers of the notes. Charles River expects to grant the initial purchasers a 13-day option to purchase up to $50 million principal amount of additional notes to cover over-allotments.

Charles River intends to use a portion of the net proceeds of this offering to repurchase approximately $125 million of its common stock in negotiated transactions from purchasers of the notes concurrently with the offering. If the initial purchasers exercise their option to purchase additional notes, Charles River may use a portion of the net proceeds from the sale of the additional notes to repurchase additional shares of its common stock.

In addition, Charles River intends to use a portion of the net proceeds of the offering to pay the net cost of the convertible note hedge and warrant transactions that it expects to enter into concurrently with the offering. If the initial purchasers exercise their option to purchase additional notes, Charles River expects to use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions. Charles River may also enter into additional warrant transactions, which would result in additional proceeds.

Charles River intends to use the remainder of the net proceeds from this offering for general corporate purposes, including repurchasing shares of Charles River common stock in the open market from time to time, which may be made pursuant to an accelerated share repurchase program.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, Charles River has been advised that the other parties to such transactions or their respective affiliates expect to enter into various derivative transactions with respect to Charles River’s common stock and/or purchase Charles River’s common stock in secondary market transactions prior to or concurrently with pricing of the notes, and may enter into various derivative transactions with respect to Charles River’s common stock and/or purchase or sell Charles River’s common stock in secondary market transactions following pricing of the notes.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and Charles River common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Caution Concerning Forward-Looking Statements. This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements, including the statements in this notice regarding Charles River’s expectation to sell notes, repurchase shares of its common stock and enter into convertible note hedge and warrant transactions, are subject to risks and uncertainties. Charles River cannot guarantee that any of these transactions will occur. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements.

About Charles River Laboratories

Charles River Laboratories, based in Wilmington, Massachusetts, is a global provider of solutions that advance the drug discovery and development process.

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Contacts: Investors: Susan E. Hardy Corporate Vice President, Investor Relations 781.262.7616	Media: Elizabeth Ferber Director, Corporate Communications 978.658.6000 Ext. 1693